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                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



The Board of Directors
Consumer Portfolio Services, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-77314, 333-00880 and 333-00736) on Form S-3 and (Nos. 33-78680 and
33-80327) on Form S-8 of Consumer Portfolio Services, Inc. of our report dated February 18, 1998, relating to the consolidated balance sheets of Consumer Portfolio Services, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for the years ended December 31, 1997 and 1996, and for the nine-month period ended December 31, 1995, which report is included in the December 31, 1997 Annual Report on Form 10-K of Consumer Portfolio Services, Inc.





/s/ KPMG PEAT MARWICK LLP


Orange County, California
March 9, 1998